Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference to Netherland, Sewell & Associates, Inc. under the heading “Experts” in this Registration Statement on Form S-4 of Natural Resource Partners L.P. (the “Partnership”) and NRP Finance Corporation to be filed with the U.S. Securities and Exchange Commission (“SEC”) on or about April 2, 2015 (the “Registration Statement”). We also consent to the incorporation by reference in the Registration Statement of (i) all references to the name of Netherland, Sewell & Associates, Inc. in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 27, 2015 (the “Annual Report”), and (ii) all references to, and information taken from, our report included as Exhibit 99.2 to the Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

April 2, 2015